EXHIBIT 99.1

ANTs Software Inc. President and COO Gary Ebersole Leaving Company

BURLINGAME, CA (January 14, 2004) - ANTs software inc. (OTCBB:ANTS), announced today that Gary Ebersole will be leaving the company at the end of this month and will resign as President, COO, and Director. "My goal in joining ANTs about one year ago was to set direction, develop and implement the company's first marketing and product development programs. With those goals accomplished, ANTs is now well on its way to establishing a market presence," said Mr. Ebersole. "At this time, I have an opportunity to pursue another venture that I had put on hold when I joined the company. I wish ANTs every success and will be following its progress closely," said Mr. Ebersole.

"On behalf of the board of directors and the company, we would like to thank Gary for his contributions during a time of rapid change and wish him luck in his next venture," said Mr. Francis Ruotolo, Chief Executive Officer and Chairman.

About ANTs' Revolutionary Database Technology The ANTs Data Server is an industry-standard database management system based on a breakthrough, high-performance SQL query execution engine that incorporates innovative, lock-free operations. The company has demonstrated that the ANTs Data Server can deliver superior performance for high workload, update-intensive applications. In these applications, the ANTs Data Server should offer users significant cost savings by simplifying their database infrastructure. Performance-critical database operations in the financial services, wireless and logistics industries can be deployed on fewer, low-cost servers with dramatically reduced license fees and administrative costs.

About ANTs software inc. ANTs software inc. (OTCBB:ANTS), based in Silicon Valley, California, develops high performance data management software that delivers unparalleled performance for business-critical, real-time applications. The company's mission is to help customers reduce hardware, software, and development costs by providing exceptional performance in transaction-intensive applications. For more information on ANTs software inc., please visit: http://www.antssoftware.com.

This press release is neither an offer to sell nor a solicitation of offers to purchase securities. This press release contains certain forward-looking statements as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks include but are not limited to the following: there can be no assurance that ANTs software inc. (the "Company") will produce the expected results; that it will produce a commercially viable product; that the Company will secure the necessary current and additional financing, intellectual property and staff to support current and future operations. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's most recent form 10-QSB for the quarter ended September 30, 2003. The Company undertakes no obligation to revise or publicly release the results of any revision to the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     ANTs software inc.

Date:    January 14, 2004   By:      /s/     Francis K. Ruotolo
                                     Francis K. Ruotolo, Chairman
                                     and Chief Executive Officer